EXHIBIT 4.7

                          1997 STOCK BONUS PLAN

                                   March 24, 1997



Mr. Keith Brackpool
Chief Executive Officer
Cadiz Land Company, Inc.
1330 Parkview Avenue
Manhattan Beach, CA 90266

Re:Bonus Grant of 125,000 Restricted Shares of Common Stock

Dear Keith:

In consideration of the services rendered by you on behalf of the Company in connection with the Company's acquisition of Sun World International, Inc., as of this date the independent members of the Board of Directors adopted the resolutions attached hereto, thereby granting to you as a bonus, a total of 125,000 restricted shares of the Company's Common Stock. The shares vest as follows:

               No. of Shares                   Vesting Date
               ------------        ---------------------------------------------

                  50,000 Upon the completion of the refinancing of the Company's Sun World International, Inc. secured debt.
                  25,000 September 12, 1997 - Conditioned upon employment as of said date.
                  25,000 September 12, 1998 - Conditioned upon employment as of said date.
                  25,000 September 12, 1999 - Conditioned upon employment as of said date.

As indicated, except for those shares which are conditioned upon the refinancing of the Sun World debt, it is understood that vesting of such shares is contingent upon your employment by the Company as its Chief Executive Officer as of each of such dates.

If for any reason you are terminated by the Company without cause prior to the vesting of any of the aforementioned shares, all of such shares shall immediately vest.

Please confirm your agreement to the matters set forth above by signing in the space provided below on the enclosed copy of this letter.


                                   Very truly yours,



                                  /s/Dwight Makins
                                 --------------------
                                   Dwight Makins
                                   Director


APPROVED AND AGREED TO THIS
24th DAY OF MARCH 1997




By:  /s/ Keith Brackpool
     ------------------------
         Keith Brackpool